Exhibit 99.1

AVITA Medical Announces Exclusive Manufacturing and Distribution Agreements with Stedical Scientific

VALENCIA, Calif., March 17, 2025 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions, today announced it has entered into a new Contract Manufacturing Agreement for PermeaDerm® Biosynthetic Wound Matrix, along with an Amendment to its existing Exclusive Distribution Agreement with Stedical Scientific, Inc. These agreements further strengthen the strategic relationship between the two companies to expand the reach and availability of PermeaDerm.

Under the terms of the new Contract Manufacturing Agreement, effective as of March 17, 2025, AVITA Medical is to manufacture PermeaDerm at its state-of-the-art manufacturing facility in Ventura, California. This agreement ensures the continued availability of this innovative transparent biosynthetic wound matrix while optimizing AVITA Medical’s production capabilities to meet growing market demand. AVITA Medical will utilize its existing infrastructure to support the further commercialization of PermeaDerm in the U.S. while streamlining production, increasing scale, and optimizing manufacturing cost efficiencies to drive greater value.

The Exclusive Distribution Agreement originally executed in January 2024 has been amended to align with the new manufacturing arrangement. This revised agreement modifies revenue-sharing terms, establishes performance-based milestones, and extends the contract term. Under these new terms, AVITA Medical will retain 60% of the average sales price from PermeaDerm sales while remitting 40% to Stedical after deducting manufacturing costs. Prior to the amendment, each party retained 50% of the average sales price from the sale of PermeaDerm.

“These strategic agreements reflect our shared commitment to driving innovation and expanding market access, while ensuring that patients continue to receive first-in-class care,” said Jim Corbett, CEO of AVITA Medical. "We look forward to leveraging our expertise to continue to drive innovation and growth in therapeutic acute wound care."

Lin Sun, Chairman of Stedical Scientific, added, "PermeaDerm has demonstrated great healing results when used for various wounds. We are excited to expand our collaboration with AVITA Medical through this manufacturing agreement. This partnership ensures a robust supply chain for PermeaDerm and strengthens our commitment to delivering cutting-edge solutions to the global market."

PermeaDerm is a biosynthetic matrix that facilitates wound healing while also providing a high level of permeability and biocompatibility. PermeaDerm is cleared by the FDA for use in the treatment of a variety of wound types until healing is achieved. For partial and full-thickness injuries treated with Spray-On Skin™Cells prepared with AVITA Medical’s RECELL® devices, PermeaDerm can be applied to further support healing. Additionally, PermeaDerm is eligible for reimbursement in the U.S. across inpatient and outpatient settings, making it more accessible to healthcare providers and patients.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is the RECELL® System, approved by the FDA for the treatment of thermal burn wounds and full-thickness skin defects. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™ Cells, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to market, sell, and distribute both Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix, and PermeaDerm®, a biosynthetic wound matrix.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including burns and full-thickness skin defects. The RECELL System, excluding RECELL GO®, is TGA-registered in Australia, has received CE mark approval in Europe, and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

About Stedical Scientific, Inc.

Stedical Scientific, Inc. is an innovative tissue engineering and regenerative medicine company that develops, manufactures and sells cutting-edge products delivered from a proprietary biosynthetic technology platform for the treatment of acute and chronic wounds, burns, as well as for plastic and reconstructive surgery. Stedical Scientific’s mission is to expand its portfolios of disruptive innovations and to serve millions of people around the globe. Stedical Scientific has brought extraordinary clinical experience to patients through its signature product, PermeaDerm, revolutionizing wound care.

Stedical Scientific’s growth strategy, in addition to marketing products in the U.S., is to expand extensively in the international market, while committed to substantially improving patient and clinician experiences through breakthrough technologies and changing the course of human health.

To learn more, visit www.stedical.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “would,” “may,” “will,” “believe,” “continue,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “outlook,” “guidance,” “future,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval or adoption of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and risks of other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Jessica Ekeberg

Phone +1-661-904-9269

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.